Exhibit 10.1

EXECUTION VERSION

This SEPARATION AGREEMENT (the “Agreement”) made as of the 27th day of September, 2009, among Affiliated Computer Services, Inc. (the “Company”), Xerox Corporation (“Parent”) and Darwin Deason (the “Executive”).

WHEREAS, the Executive and the Company are currently parties to that certain Amended and Restated Employment Agreement made and effective as of the 7th day of December, 2007, and amended as of December 30, 2008 (the “Employment Agreement”);

WHEREAS, the Executive currently serves as the Chairman on the Board of Directors (the “Board”) of the Company and previously served as its Chief Executive Officer;

WHEREAS, the Company, Parent, and a subsidiary of Parent have, as of the date hereof, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the stock of the Company will be converted into the stock of Parent (as well as the right to receive certain cash consideration) through a merger (the “Merger”); and

WHEREAS, the parties hereto hereby acknowledge that the Executive intends to, and will, resign as Chairman of the Board and from all other positions the Executive holds at the Company or any of its subsidiaries effective upon consummation of the Merger upon the Effective Time, as defined in the Merger Agreement (such date, the “Merger Date”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.           Effectiveness.  This Agreement shall constitute a binding obligation of the parties as of the date hereof, but the operative provisions of this Agreement shall only become effective as of the Merger Date; provided, however, that this Agreement will be null and void ab initio and of no further force or effect if the Merger Agreement is terminated prior to the Merger Date.  Upon the effectiveness of this Agreement, the Employment Agreement shall cease to have any further force or effect, without further obligation of either party thereunder, and shall be deemed replaced in its entirety by this Agreement.

2.           Resignation.  Upon, and subject to the occurrence of, the Merger Date, the Executive shall be deemed to have resigned immediately, and without any further action being necessary, from his position as Chairman of the Board and all other positions that he may hold at the Company and its subsidiaries and affiliates.

3.           Payments.  Upon, and subject to the occurrence of, the Merger Date, the Executive shall be entitled to the following:

(a)           Severance Payments.  The Executive shall receive from the Company:

(i)           an amount in cash equal to the aggregate of the amount of base salary (assuming an annual base salary rate of $1,017,437) that otherwise would have been payable to the Executive from the Merger Date through May 18, 2014, which shall be payable in equal monthly installments commencing on the first business day of the first month following the Merger Date and continuing through May 18, 2014; provided, however, that no such payment shall be made until the first business day that is at least six months after the Merger Date (the “Delayed Payment Date”), and on the Delayed Payment Date the Executive shall receive from the Company an amount in cash equal to the aggregate amount of the payments that would have been made from the Merger Date through the Delayed Payment Date in the absence of this proviso, without interest; and

(ii)           (A) four guaranteed annual bonus payments of $2,543,592.20 each in August 2010, 2011, 2012 and 2013 and (B) in August, 2014, a guaranteed pro-rata bonus in the amount of $2,243,935, which represents the aggregate target amount of the annual bonuses that would have been payable to the Executive during the period beginning on July 1, 2013 and ending on May 18, 2014.

(b)           Continued Benefits.  Until the earlier of May 18, 2014 or the date on which the Executive becomes employed by a new employer, the Company shall, (A) to the extent that benefits under any of the Company’s medical, dental, life insurance, disability and accidental death and dismemberment benefit plans, or materially equivalent plans maintained by the Company in replacement thereof (the “Health Plans”) will not be taxable to the Executive, provide continued coverage at the Company’s expense under any such plans to the Executive and his spouse, or (B) to the extent that benefits under any Health Plan would  be taxable to the Executive, access to the Executive and his spouse to such Health Plan by his paying the full cost of coverage thereunder for the coverage period under this Section 3(b) and prompt reimbursement by the Company for the Executive’s premiums for continued coverage under such Health Plan in an amount equal to the cost of such coverage (provided, in the case of this clause (B), the amount of reimbursement during the period from the Merger Date through the Delayed Payment Date shall be paid to the Executive on the Delayed Payment Date, without interest), in either case for the Executive and the Executive’s dependents’ at the highest level provided to the Executive immediately prior to the Merger Date, provided, however, that if the Executive becomes employed by a new employer which maintains a major medical plan that either (i) does not cover the Executive with respect to a pre-existing condition which was covered under the Company’s major medical plan, or (ii) does not cover the Executive for a designated waiting period, the Executive’s coverage under the Company’s major medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to the preexisting condition itself) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or May 18, 2014.  Except as specifically permitted by Section 409A (as defined below), the benefits provided to the Executive under this Subsection 3(b) during any calendar year shall not affect the benefits to be provided to the Executive under this Subsection 3(b) in any other calendar year and the right to such benefits cannot be liquidated or exchanged for any other benefit, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.

(c)           Payment of Accrued But Unpaid Amounts.  Within two (2) business days after the Merger Date, the Company shall pay the Executive any unpaid portion of compensation previously earned by the Executive.

(d)           Post-Retirement Welfare Benefits.  For purposes of determining the Executive’s eligibility for post-retirement benefits under any welfare benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company immediately prior to the Merger Date and in which the Executive then participated, the Executive shall be credited with an additional number of credited years of service and additional age credit equal to the period between the Merger Date and May 18, 2014.  If, after taking into account the credited participation and age, the Executive would have been eligible for post-retirement benefits, the Executive shall receive, commencing on the Merger Date, post-retirement benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Merger Date; provided, that to the extent that any such benefits would be taxable to the Executive, the Executive shall pay the full cost of coverage thereunder for the coverage period set forth in the applicable plan and the Company will promptly reimburse the Executive for the cost of the premiums for continued participation in such post-retirement benefits in an amount equal to the cost of such participation (provided, that the amount of such reimbursements for the period from the Merger Date through the Delayed Payment Date shall be paid to the Executive on the Delayed Payment Date, without interest).

(e)           Perquisites.  Until May 18, 2014, the Executive shall be entitled to continue to receive the perquisites and fringe benefits in accordance with present practices existing on or prior to the date hereof or pursuant to an arrangement entered into with the consent of Parent, including without limitation, those listed and described on Exhibit A hereto, provided, that (i) Executive shall have no right to use of the Company’s aircraft, but the Company shall instead pay to the Executive on the fifth (5th) business day of each calendar quarter (or the fifth business day after the Merger Date with regard to the first payment) during the period between the Merger Date and May 18, 2014, an amount equal to the cost the Executive would incur to charter an aircraft comparable to the Company’s current airplane (as determined by the charter cost schedule for comparable aircraft of Million Air Dallas luxury jet service (or, if it is not doing such chartering, a comparable company) for 31 1/4 flight hours per calendar quarter (or pro rata for any partial quarter during the period), unless the parties mutually agree in writing for any calendar quarter that the Executive will use the Company aircraft instead of being provided with payment for such quarter) and (ii) the Executive will continue to be provided with his current personal security arrangements, provided that the parties, to the extent permitted under Code Section 409A and other applicable tax laws, may mutually agree in writing for any period to pay to Executive an amount in cash equal to the cost of obtaining such personal security arrangements for such period.  The Executive acknowledges that the Company reflected in its most recent proxy, to the extent required by, and in accordance with, applicable securities laws the costs of providing such security.

(f)           Effect on Existing Plans.  Except as provided below, all “change of control” or “change in control” provisions applicable to the Executive and contained in any plan, program, agreement or arrangement maintained on or after the date hereof by the Company (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect for such period after the date of a change of control or change in control as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects the Executive without the Executive’s prior written approval.  No benefits shall be paid to the Executive, however, under any severance plan maintained generally for the employees of the Company if the Executive is eligible to receive benefits under this Section 3.

(g)           Outplacement Counseling.  The Company shall reimburse all reasonable expenses incurred by the Executive for professional outplacement services by qualified consultants selected by the Executive, provided that such expenses are incurred on or prior to the last day of the second calendar year following the calendar year in which the Executive’s separation from service (within the meaning of Section 409A) occurs, in accordance with Treas. Reg. Section 1.409A-1(b)(9)(v) or any successor thereto.  Such expenses shall be reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s separation from service (within the meaning of Section 409A) occurs, in accordance with Treas. Reg. Section 1.409A-1(b)(9)(v) or any successor thereto.

(h)           Mitigation.  The Executive shall not be required to seek other employment after the Merger Date and any compensation earned from other employment shall not reduce the amounts otherwise payable under this Agreement.

(i)           Gross-up.  In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or Parent, or any trust established by the Company, Parent or any other person or entity for the benefit of its employees, to or for the benefit of the Executive payable pursuant to the terms of this Agreement, the Prior Agreement or otherwise pursuant to the terms of any compensatory arrangement between the Company and the Executive on or prior to the date hereof (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and any interest or penalties are incurred by the Executive with respect to such excise tax (the excise tax, together with interest and penalties thereon, hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes and the Excise Tax imposed upon the Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.  Subject to the provisions set out below, all determinations required to be made under this Section 3, including whether and when a Gross-up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP unless the Executive and the Company mutually agree to use another nationally recognized certified public accounting firm as may be agreed by the Executive and the Company (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-up Payment.  Such notification shall be given no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment.  The Executive shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which it gives notice to the Company.  If the Company notifies the Executive in writing prior to the expiration of the period that it desires to contest such claim, the Executive shall:

(1)           give the Company any information reasonably requested by the Company relating to such claim;

(2)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(3)           cooperate with the Company in good faith in order to effectively contest such claim; and

(4)           permit the Company to participate in any proceedings relating to such claim

Without limitation on the foregoing provisions of this Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided, further, that if the Company directs the Executive to pay any claim and sue for a refund, the Company shall advance the amount of the payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.  In the event that the Company exhausts its remedies pursuant to this Section 3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-up Payment required and such payment shall be promptly paid by the Company to or for the benefit of the Executive.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.  Any Gross-Up Payment or other payment in respect of Excise Tax or income tax or related interest or penalties payable to the Executive pursuant to this Subsection 3(i) shall be paid to the Executive as soon as practicable after the applicable liability is incurred, but in any event not later than the last day of the calendar year after the calendar year in which the Executive remits the applicable taxes, interest or penalties to the applicable taxing authority, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(v) or any successor thereto.  Furthermore, any amounts that the Executive becomes entitled to receive in respect of costs and expenses incurred in connection with a contest relating to this Subsection 3(i) shall be paid to the Executive as soon as practicable after the applicable cost or expense is incurred.  Subject to any earlier time limits set forth in this Section 3(i), all payments and reimbursements to which the Executive is entitled under this Section 3(i) shall be paid to or on behalf of the Executive not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which the Executive (or the Company, on the Executive’s behalf) remits the related taxes (or, in the event of an audit or litigation with respect to such tax liability, not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and non-appealable judgment, final settlement, or otherwise)).

(j)           Indemnification; Director’s and Officer’s Liability Insurance.  The Executive shall, after the Merger Date, retain all rights to indemnification under applicable law or under the Company’s Certificate of Incorporation or Bylaws, as they may be amended or restated from time to time.  In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of the Executive, at the level in effect immediately prior to the Merger Date until May 18, 2014, and throughout the period of any applicable statute of limitations.

4.           Office and Support.  Until May 18, 2014, the Company will provide the Executive, at the Executive’s home office, with office equipment and secretarial and administrative support (including equipment and technical and other support), consistent with current practices (including, to the extent reasonably practicable, the Executive’s two current executive assistants or, if not reasonably practicable, staff of materially equal qualifications and level).

5.           Income Tax Indemnity.  The Company shall make an additional payment to the Executive to the extent that the Executive incurs additional federal, state and/or local income tax or FICA tax liabilities (but excluding any taxes attributable to any arrangement being deemed to be discriminatory under Section 105(h) of the Code (other than as a result of a modification or change to Section 105(h) after the date hereof)) in respect of the payments and benefits provided under this Agreement that would not have been incurred by the Executive with respect to such payments and benefits had he remained in his position as Executive Chairman of the Board of the Company from the Merger Date through May 18, 2014 (“Additional Income Tax”), including, without limitation, the payments and/or benefits provided in respect of the Executive’s aircraft and personal security benefits set forth in this Agreement.  The Company shall make payment (the “Additional Gross-Up Payment”) to the Executive such that the net amount the Executive retains, after paying any federal, state, or local income tax or FICA tax on the Additional Gross-Up Payment, shall be equal to the Additional Income Tax.  The Company and the Executive shall calculate, adjust (if necessary), and pay or repay the Additional Gross-Up Payment in accordance with the procedures specified in Section 3(i) (but substituting “Additional Income Tax” for “Excise Tax” wherever the latter term appears in Section 3(i)).

6.           Unauthorized Disclosure.  (a)  Until the second anniversary of the Merger Date, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or a may be required by law or regulations, any material confidential information obtained by him while in the employ of the Company with respect to any of the Company’s products, systems, customers or organization, the disclosure of which he knows will be materially damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

(b)           The foregoing provisions of this Section 6 shall be binding upon the Executive’s heirs, successors and legal representatives.

7.           Successors; Binding Agreement.  (a)  The Company and Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Parent, as applicable, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Parent would be required to perform it if no such succession had taken place.  Failure of the Company or Parent to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, (i) “Company” or “Parent” shall mean the Company or Parent, as applicable, as hereinbefore defined and any successor to its business and/or all or part of its assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and (ii) following the Merger Date, “Board” shall mean Parent’s Board of Directors.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8.           Notice.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Darwin Deason
At the address most recently on the books of the Company

If to the Company:

Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
Attention: General Counsel

If to Parent:

45 Glover Avenue
Norwalk, CT 06850
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.           Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto under the Merger Agreement.

10.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 6 hereof.

13.           Section 409A of the Code.  The provisions of this Section 13 shall apply notwithstanding any provision in this Agreement to the contrary.

(a)           Intent to Comply with Section 409A.  It is intended that the provisions of this Agreement comply with, or be exempt from, Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)           Six-Month Delay of Certain Payments.  It is hereby acknowledged that, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive will be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) any amount payable under this Agreement or any other plan, policy, arrangement or agreement of or with the Company or any affiliate thereof (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) that constitutes nonqualified deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or an affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the Delayed Payment Date.  Any benefits or service to be provided during such six month delay that is nonqualified deferred compensation shall be fully paid for by the Executive and the Company shall reimburse the Executive therefore on the Delayed Payment Date, without interest, and thereafter promptly following the Executive’s incurring such costs.

(c)           Benefits and Reimbursements.  Except as specifically permitted by Section 409A, the benefits and reimbursements provided to the Executive under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, such payments shall be made to the Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

AFFILIATED COMPUTER SERVICES. INC.

By:	/s/ Lynn Blodgett
Name: Lynn Blodgett
Title: CEO

[Signature Page to Separation Agreement]

XEROX CORPORATION

By:	/s/ James A. Firestone
Name: James A. Firestone
Title: Executive Vice President & President, Corporate Operations

[Signature Page to Separation Agreement]

DARWIN DEASON

By:	/s/ Darwin Deason
Darwin Deason

[Signature Page to Separation Agreement]

Exhibit A
(Perquisites)

Use of Company aircraft as described in Section 3(e)
Personal security
Accounting and administrative Services
Tax & estate planning
Auto expense
Golf club dues
Umbrella liability insurance premiums
2001 Mercedes insurance